Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-116478, 333-116478-01, 333-116478-02, 333-85716, 333-85716-01, 333-85716-02, 333-106200 and 106200-01), the Registration Statements on Form S-3D (Nos. 333-102845 and 333-48781), and the Registration Statements on Form S-8 (Nos. 333-02003, 333-112453, 333-110372, and 333-95967) of PPL Corporation of our report dated February 25, 2005 relating to the consolidated financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 1, 2005